MERRILL LYNCH FOCUS VALUE FUND, INC.

FILE # 811-3450

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
03/20/02	Companhia Vale Do Rio Doce	$360,150	$1,678,523,518	First Boston

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